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                                                                      EXHIBIT 23



The Board of Directors
Horace Mann Educators Corporation:

We consent to incorporation by reference in the registration statements (No. 33-47066 and No. 33-45152) on Form S-8 of Horace Mann Educators Corporation and subsidiaries (the Company) of our report dated January 27, 1997, relating to the consolidated balance sheets of the Company as of December 31, 1996, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which report appears in the December 31, 1996 annual report on Form 10-K of the Company.



                                              KPMG Peat Marwick LLP



Chicago, Illinois
March 25, 1997